Exhibit 13.2

Consolidated Income

(unaudited)	Three months ended September 30		Nine months ended September 30
(millions of dollars except per share amounts)	2005	2004	2005	2004
Revenues	1,491	1,307	4,342	4,007

Operating Expenses
Cost of sales	290	215	800	706
Other costs and expenses	466	379	1,310	1,152
Depreciation	247	236	750	700
	1,003	830	2,860	2,558
Operating Income	488	477	1,482	1,449

Other (Income)/Expenses
Financial charges	210	220	625	637
Financial charges of joint ventures	14	15	46	45
Equity income	(105)	(39)	(163)	(156)
Interest income and other	(21)	(34)	(49)	(58)
Gain related to PipeLines LP	—	—	(82)	—
Gains related to Power LP	(245)	—	(245)	(197)
Gain related to Millennium	—	—	—	(7)
	(147)	162	132	264
Income from Continuing Operations before Income Taxes and Non-Controlling Interests	635	315	1,350	1,185

Income Taxes
Current	189	99	429	329
Future	12	17	38	38
	201	116	467	367
Non-Controlling Interests
Preferred share dividends	6	6	17	17
Other	1	—	7	6
	7	6	24	23
Net Income from Continuing Operations	427	193	859	795
Net Income from Discontinued Operations	—	52	—	52
Net Income	427	245	859	847

Net Income Per Share
Continuing operations	$0.88	$0.40	$1.77	$1.64
Discontinued operations	—	0.11	—	0.11
Basic	$0.88	$0.51	$1.77	$1.75

Diluted	$0.87	$0.50	$1.76	$1.74

Average Shares Outstanding - Basic (millions)	486.7	484.4	485.9	484.0

Average Shares Outstanding - Diluted (millions)	489.6	486.9	488.7	486.5

See accompanying notes to the consolidated financial statements.

Consolidated Cash Flows

(unaudited)	Three months ended September 30		Nine months ended September 30
(millions of dollars)	2005	2004	2005	2004
Cash Generated From Operations
Net income from continuing operations	427	193	859	795
Depreciation	247	236	750	700
Gain related to PipeLines LP, net of current tax expense (Note 5)	—	—	(31)	—
Gains related to Power LP, net of current tax expense (Note 5)	(166)	—	(166)	(197)
Gain related to Millennium, net of current tax expense	—	—	—	(7)
Equity income in excess of distributions received	(52)	(29)	(78)	(119)
Pension funding lower than/(in excess of) expense	12	(22)	(5)	(21)
Future income taxes	12	17	38	38
Non-controlling interests	7	6	24	23
Other	2	(14)	(16)	(28)
Funds generated from operations	489	387	1,375	1,184
Decrease/(increase) in operating working capital	89	133	(129)	51
Net cash provided by operations	578	520	1,246	1,235

Investing Activities
Capital expenditures	(166)	(97)	(409)	(291)
Acquisitions, net of cash acquired	—	(49)	(632)	(63)
Disposition of assets	523	—	676	408
Deferred amounts and other	(42)	(12)	(97)	(26)
Net cash provided by/(used in) investing activities	315	(158)	(462)	28

Financing Activities
Dividends	(154)	(152)	(454)	(442)
Notes payable repaid, net	(696)	(66)	(163)	(367)
Long-term debt issued	—	—	799	665
Reduction of long-term debt	(5)	(9)	(941)	(510)
Non-recourse debt of joint ventures issued	4	60	9	147
Reduction of non-recourse debt of joint ventures	(9)	(8)	(30)	(20)
Partnership units of joint ventures issued	—	—	—	88
Common shares issued	10	8	39	25
Net cash used in financing activities	(850)	(167)	(741)	(414)

Effect of Foreign Exchange Rate Changes on Cash and Short-Term Investments	(12)	(58)	10	(55)
Increase in Cash and Short-Term Investments	31	137	53	794

Cash and Short-Term Investments
Beginning of period	210	995	188	338

Cash and Short-Term Investments
End of period	241	1,132	241	1,132

Supplementary Cash Flow Information
Income taxes paid	102	77	409	329
Interest paid	214	193	642	586

See accompanying notes to the consolidated financial statements.

Consolidated Balance Sheet

	September 30, 2005	December 31,
(millions of dollars)	(unaudited)	2004

ASSETS
Current Assets
Cash and short-term investments	241	188
Accounts receivable	574	627
Inventories	241	174
Other	302	120
	1,358	1,109
Long-Term Investments	850	840
Plant, Property and Equipment	18,566	18,704
Other Assets	1,378	1,459
	22,152	22,112

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Notes payable	383	546
Accounts payable	1,168	1,135
Accrued interest	222	214
Current portion of long-term debt	379	766
Current portion of non-recourse debt of joint ventures	71	83
	2,223	2,744
Deferred Amounts	962	783
Long-Term Debt	9,781	9,713
Future Income Taxes	571	509
Non-Recourse Debt of Joint Ventures	626	779
Preferred Securities	534	554
	14,697	15,082
Non-Controlling Interests
Preferred shares of subsidiary	389	389
Other	74	76
	463	465
Shareholders’ Equity
Common shares	4,750	4,711
Contributed surplus	271	270
Retained earnings	2,069	1,655
Foreign exchange adjustment	(98)	(71)
	6,992	6,565
	22,152	22,112

See accompanying notes to the consolidated financial statements.

Consolidated Retained Earnings

(unaudited)	Nine months ended September 30
(millions of dollars)	2005	2004

Balance at beginning of period	1,655	1,185
Net income	859	847
Common share dividends	(445)	(422)
	2,069	1,610

See accompanying notes to the consolidated financial statements.

Notes to Consolidated Financial Statements

(Unaudited)

1.              Significant Accounting Policies

The consolidated financial statements of TransCanada Corporation (TransCanada or the company) have been prepared in accordance with Canadian generally accepted accounting principles (GAAP).  The accounting policies applied are consistent with those outlined in TransCanada’s restated audited consolidated financial statements for the year ended December 31, 2004 except as stated below.  These consolidated financial statements reflect all normal recurring adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the respective periods.  These consolidated financial statements do not include all disclosures required in the annual financial statements and should be read in conjunction with the restated 2004 audited consolidated financial statements.  Amounts are stated in Canadian dollars unless otherwise indicated.  Certain comparative figures have been reclassified to conform with the current period’s presentation.

Since a determination of many assets, liabilities, revenues and expenses is dependent upon future events, the preparation of these consolidated financial statements requires the use of estimates and assumptions.  In the opinion of Management, these consolidated financial statements have been properly prepared within reasonable limits of materiality and within the framework of the company’s significant accounting policies.

2.              Accounting Change

Financial Instruments – Disclosure and Presentation

Effective January 1, 2005,  the company adopted the provisions of the Canadian Institute of Chartered Accountants amendment to the existing Handbook Section “Financial Instruments – Disclosure and Presentation” which provides guidance for classifying certain financial instruments that embody obligations that may be settled by issuance of the issuer’s equity shares as debt when the instrument does not establish an ownership relationship.  In accordance with this amendment, TransCanada reclassified the non-controlling interest component of preferred securities as long-term debt.

This accounting change was applied retroactively with restatement of prior periods.  The impact of this change on TransCanada’s net income in third quarter 2005 and prior periods was nil.

The impact of the accounting change on the company’s consolidated balance sheet as at December 31, 2004 is as follows.

(unaudited - millions of dollars)	Increase/(Decrease)
Deferred Amounts (1)	135
Preferred Securities	535
Non-Controlling Interest
Preferred securities of subsidiary	(670)
Total Liabilities and Shareholders’ Equity	—

(1)          Regulatory deferral

3.              Segmented Information

Three months ended September 30	Gas Transmission		Power		Corporate		Total
(unaudited - millions of dollars)	2005	2004	2005	2004	2005	2004	2005	2004
Revenues	1,039	945	452	362	—	—	1,491	1,307
Cost of sales	—	—	(290)	(215)	—	—	(290)	(215)
Other costs and expenses	(358)	(293)	(107)	(86)	(1)	—	(466)	(379)
Depreciation	(236)	(218)	(11)	(18)	—	—	(247)	(236)
Operating income/(loss)	445	434	44	43	(1)	—	488	477
Financial charges and non-controlling interests	(183)	(198)	—	(3)	(34)	(25)	(217)	(226)
Financial charges of joint ventures	(14)	(14)	—	(1)	—	—	(14)	(15)
Equity income	6	10	99	29	—	—	105	39
Interest income and other	8	1	2	6	11	27	21	34
Gains related to Power LP	—	—	245	—	—	—	245	—
Income taxes	(114)	(99)	(98)	(23)	11	6	(201)	(116)
Continuing Operations	148	134	292	51	(13)	8	427	193
Discontinued Operations							—	52
Net Income							427	245

Nine months ended September 30	Gas Transmission		Power		Corporate		Total
(unaudited - millions of dollars)	2005	2004	2005	2004	2005	2004	2005	2004

Revenues	3,066	2,842	1,276	1,165	—	—	4,342	4,007
Cost of sales	—	—	(800)	(706)	—	—	(800)	(706)
Other costs and expenses	(988)	(876)	(318)	(273)	(4)	(3)	(1,310)	(1,152)
Depreciation	(701)	(645)	(49)	(55)	—	—	(750)	(700)
Operating income/(loss)	1,377	1,321	109	131	(4)	(3)	1,482	1,449
Financial charges and non-controlling interests	(552)	(587)	(2)	(7)	(95)	(66)	(649)	(660)
Financial charges of joint ventures	(41)	(43)	(5)	(2)	—	—	(46)	(45)
Equity income	21	31	142	125	—	—	163	156
Interest income and other	21	6	5	11	23	41	49	58
Gain related to PipeLines LP	82	—	—	—	—	—	82	—
Gains related to Power LP	—	—	245	197	—	—	245	197
Gain related to Millennium	—	7	—	—	—	—	—	7
Income taxes	(384)	(306)	(130)	(90)	47	29	(467)	(367)
Continuing Operations	524	429	364	365	(29)	1	859	795
Discontinued Operations							—	52
Net Income							859	847

Total Assets

	September 30, 2005	December 31,
(millions of dollars)	(unaudited)	2004
Gas Transmission	17,781	18,410
Power	3,427	2,802
Corporate	944	900
	22,152	22,112

4.              Risk Management and Financial Instruments

The following represents the material changes to the company’s financial instruments since December 31, 2004.

Energy Price Risk Management

The company executes power, natural gas and heat rate derivatives for overall management of its asset portfolio.  Heat rate contracts are contracts for the sale or purchase of power that are priced based on a natural gas index.  The fair values and notional volumes of the swap, option, future and heat rate contracts are shown in the tables below.  In accordance with the company’s accounting policy, each of the derivatives in the table below is recorded on the balance sheet at its fair value at September 30, 2005 and December 31, 2004.

Power

	September 30, 2005
	(unaudited)		December 31, 2004
Asset/(Liability)	Accounting	Fair	Fair
(millions of dollars)	Treatment	Value	Value

Power - swaps
(maturing 2005 to 2011)	Hedge	(123)	7
(maturing 2005 to 2010)	Non-hedge	19	(2)
Gas - swaps, futures and options
(maturing 2005 to 2016)	Hedge	(13)	(39)
(maturing 2005 to 2008)	Non-hedge	(16)	(2)
Heat rate contracts
(maturing 2005 to 2006)	Hedge	—	(1)

Notional Volumes
September 30, 2005	Accounting	Power (GWh)		Gas (Bcf)
(unaudited)	Treatment	Purchases	Sales	Purchases	Sales

Power - swaps
(maturing 2005 to 2011)	Hedge	911	6,366	—	—
(maturing 2005 to 2010)	Non-hedge	1,206	220	—	—
Gas - swaps, futures and options
(maturing 2005 to 2016)	Hedge	—	—	80	71
(maturing 2005 to 2008)	Non-hedge	—	—	26	21
Heat rate contracts
(maturing 2005 to 2006)	Hedge	—	44	—	—

Notional Volumes	Accounting	Power (GWh)		Gas (Bcf)
December 31, 2004	Treatment	Purchases	Sales	Purchases	Sales

Power - swaps	Hedge	3,314	7,029	—	—
	Non-hedge	438	—	—	—

Gas - swaps, futures and options	Hedge	—	—	80	84
	Non-hedge	—	—	5	8

Heat rate contracts	Hedge	—	229	2	—

5.              Dispositions

PipeLines LP

In March and April 2005, TransCanada sold 3,574,200 common units of TC PipeLines, LP (PipeLines LP) for net proceeds to the company of approximately $153 million and an after-tax gain of $49 million.  The net gain was recorded in the Gas Transmission segment and the company recorded a $33 million tax charge, including $51 million of current income tax expense, on this transaction. Subsequent to these transactions, TransCanada continues to own a 13.4 per cent interest in PipeLines LP represented by the general partner interest of 2.0 per cent as well as an 11.4 per cent limited partner interest.

Power LP

On August 31, 2005,  TransCanada closed the sale of its interest in TransCanada Power, L.P. (Power LP) to EPCOR for net proceeds of $523 million. In third quarter 2005, TransCanada realized an after-tax gain of $193 million from this sale. The net gain was recorded in the Power segment and the company recorded a $52 million tax charge, including $79 million of current income tax expense, on this transaction. EPCOR’s acquisition includes 14.5 million limited partnership units of Power LP, representing 30.6 per cent of the outstanding units; 100 per cent ownership of the General Partner of Power LP; and the management and operations agreements governing the ongoing operation of Power LP’s generation assets.  Following the close of the transaction, the name of the partnership changed from TransCanada Power, L.P. to EPCOR Power L.P. (the Partnership).

Effective upon the closing of the sale, TransCanada was no longer the general partner of the Partnership and TransCanada and its affiliates ceased to own Partnership units.  In addition, approximately 100 TransCanada employees, who provided management, operations and maintenance services under the contract to the Partnership, became EPCOR employees.

6.              Employee Future Benefits

The net benefit plan expense for the company’s defined benefit pension plans and other post-employment benefit plans for the three and nine months ended September 30 is as follows.

Three months ended September 30, 2005	Pension Benefit Plans		Other Benefit Plans
(unaudited - millions of dollars)	2005	2004	2005	2004
Current service cost	7	7	—	1
Interest cost	16	14	1	1
Expected return on plan assets	(16)	(14)	—	—
Amortization of transitional obligation related to regulated business	—	—	1	1
Amortization of net actuarial loss	5	3	—	1
Amortization of past service costs	1	1	—	—
Net benefit cost recognized	13	11	2	4

Nine months ended September 30, 2005	Pension Benefit Plans		Other Benefit Plans
(unaudited - millions of dollars)	2005	2004	2005	2004
Current service cost	22	21	1	2
Interest cost	48	42	4	4
Expected return on plan assets	(48)	(41)	—	—
Amortization of transitional obligation related to regulated business	—	—	2	2
Amortization of net actuarial loss	13	9	1	2
Amortization of past service costs	2	2	—	—
Net benefit cost recognized	37	33	8	10

7.              Subsequent Events

Bruce Power L.P.

On October 17, 2005, TransCanada announced that Bruce Power L.P. (Bruce Power) and the Ontario Power Authority (OPA), entered into a long-term agreement whereby Bruce Power will refurbish and restart the currently idle Units 1 and 2, extend the operating life of Unit 3 by replacing its steam generators and fuel channels when required and replace the steam generators on Unit 4.  Bruce Power’s capital program for the restart and refurbishment work is expected to total approximately $4.25 billion and TransCanada’s approximate $2.125 billion share will be financed through capital contributions over the period from 2005 to 2011.  As a result of the agreement between Bruce Power and the OPA, and Cameco Corporation’s decision not to participate in the restart and refurbishment program, a new partnership has been created. The new Bruce Power A Limited Partnership (BALP) will sublease the Bruce A facilities, which are comprised of Units 1 to 4, from Bruce Power. The effect of these transactions is that TransCanada and BPC Generation Infrastructure Trust each incurred a net cash outlay of approximately $100 million and each owns a 47.4 per cent interest in BALP.  The remaining 5.2 per cent is owned by the Power Worker’s Union and The Society of Energy Professionals.  The day-to-day operations of the Bruce facility will be unaffected by the formation of BALP and TransCanada continues to own 31.6 per cent of the Bruce B facilities (Units 5 to 8). As a result of reorganizing Bruce Power, TransCanada expects to proportionately consolidate its investment in both Bruce Power and BALP, on a prospective basis from closing. The agreement and above transactions were completed October 31, 2005 with the receipt of a favourable tax ruling from the Canada Revenue Agency.

TransCanada welcomes questions from shareholders and potential investors.

Please telephone:

Investor Relations, at 1-800-361-6522 (Canada and U.S.  Mainland) or direct dial David Moneta at (403) 920-7911.  The investor fax line is (403) 920-2457.  Media Relations: Kurt Kadatz/Jennifer Varey at (403) 920-7859

Visit TransCanada’s Internet site at: http://www.transcanada.com